EXHIBIT 99.1
PRESS RELEASE

DATE:	August 22, 2005

CONTACT:	Kelly Mlsna, Advertising & Public Relations Manager
AnchorBank
(608) 252-8708
AnchorBank Announces Executive Management Promotions
     MADISON, Wis.(August 22, 2005)—The Board of Directors of AnchorBank, fsb announced today that Mark D. Timmerman, 37, has been promoted to the position of President and Chief Operating Officer, and Daniel K. Nichols, 49, has been promoted to Executive Vice President, Commercial Lending. Douglas J. Timmerman, 65, will remain Chairman of the Board and Chief Executive Officer for AnchorBank, fsb. Effective January 1, 2006, Mark D. Timmerman will succeed Douglas J. Timmerman as Chief Executive Officer. Douglas J. Timmerman will remain Chairman, President, and Chief Executive Officer of Anchor BanCorp Wisconsin, Inc., the holding company for AnchorBank, fsb.
     Previously, Mark Timmerman held the position of Executive Vice President, Operations and Planning, General Counsel and Secretary for AnchorBank, fsb. He has served in various legal and executive capacities at AnchorBank for over 10 years.
     Nichols previously held the title of Senior Vice President, Commercial Lending. He continues to be responsible for developing and selling services to business customers, monitoring the lending portfolio, and managing and training the commercial loan officers and staff. His tenure at AnchorBank spans almost two decades.
     Founded in 1919, AnchorBank is one of the state’s largest financial institutions with 57 full-service and two lending-only facilities located throughout Wisconsin. AnchorBank, fsb is a wholly-owned subsidiary of Anchor BanCorp Wisconsin Inc. Anchor BanCorp’s stock is traded on the over-the-counter market under the NASDAQ symbol ABCW.
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